EXHIBIT 10.1

Consultant Agreement

     This CONSULTANT AGREEMENT ("Agreement") is made as of this 24th day of March, 2004, by and among Cedric Kushner Promotions, Inc. (the "Company"), a Delaware corporation with an address at 1414 Avenue of the Americas, Suite 1402, New York, New York 10019, and Buster Mathis, Jr. ("Mathis"), an individual with an address at 2843 South Bayshore Drive, Apartment D9, Miami, Florida 33133.

     INTRODUCTION. Cedric Kushner Promotions, Inc. (the "Company") promotes world champion and top contender boxers through its wholly-owned subsidiary, Cedric Kushner Promotions, Ltd. In addition to its representation and promotion efforts, the Company also produces and syndicates world championship boxing events for distribution worldwide. A program supplier to some of the world's leading television networks, including HBO, ESPN, and Eurosport, the Company promotes televised events from venues all around the world. Mathis, a former heavyweight boxing contender, has numerous contacts among boxers, managers, and promoters and will assist the Company pursuant to the terms of this Agreement.

1. CONSULTANT. As of the date hereof, the Company hereby engages Mathis as a "Consultant". As a Consultant, Mathis will: (a) perform the duties of a talent scout, searching for and introducing to the Company young amateur boxers with professional potential; (b) attend occasional meetings, events or functions as reasonably requested by the Company and at the sole pre-paid expense of the Company; and (c) generally be available by telephone from time to time to advise and discuss new concepts and projects in development by the Company.

2. COMPENSATION. In consideration for Mathis acting as a Consultant to the Company, the Company hereby agrees to pay Mathis the sum of $363,000 payable as follows:

(a)  $10,000 on or by 3/26;
(b) $10,000 on or by 4/6;
(c) $10,000 per month beginning on May 15, 2004, through the date on which an aggregate of $363,000 has been paid to Mathis. At the Company's sole and exclusive option, the Company may elect to accelerate the payment schedule.

     At the sole and exclusive option of the Company, in lieu of the monthly payments set forth in subparagraph 2(c) above, the Company may tender to Mathis freely tradeable common stock of the Company registered pursuant to Form S-8 sufficient to yield $363,000 less the amounts paid to Mathis pursuant to subparagraphs 2(a), 2(b), and 2(c) above. The registered shares shall be placed in an account in Mathis's name at a reputable brokerage firm of the Company's choosing subject to Mathis's consent which shall not be unreasonably withheld.

3. ADDITIONAL COMPENSATION. The Company hereby agrees that if Mathis shall not have received the full compensation of $363,000 by July 15, 2004, then the Company shall pay Mathis additional compensation of $3,500 per month for each month that the sum of $363,000 (exclusive of the additional compensation) has not been paid.

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4. USE OF "BUSTER MATHIS, JR." NAME. Subject to Mathis's express written consent, which shall not be unreasonably withheld, the Company may use Mathis's name in connection with the promotion of its boxing and media content operations. In addition, the Company is permitted to describe this Agreement in documents it is required to file with the Securities and Exchange Commission and make this Agreement as an exhibit thereto.

5. OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS. Any and all ideas, concepts and projects developed by the Company and presented to Mathis shall remain the intellectual property of the Company.

6. INDEPENDENT CONTRACTOR. Under this Agreement, Mathis is an independent contractor for, not an employee of, the Company. As such, Mathis may engage in any other activities or employment outside of his relationship with the Company.

7. INCIDENTALS. The Company shall reimburse Mathis for any and all reasonable out-of-pocket expenses incurred in fulfilling his role as a Consultant. Such expenses shall include, without limitation, travel and hotel expenses and long-distance telephone calls. Expenses greater than $500 must be approved in advance by Steven Angel or an officer of the Company.

8. TERM OF AGREEMENT. This Agreement shall be for a term of three (3) years from the date of this Agreement, provided however, that upon the mutual consent of both Mathis and the Company, it shall continue in effect thereafter unless terminated by either party upon thirty (30) days written notice.


9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to choice-of-law provisions. If any term or provision of this Agreement shall be found to be unenforceable under the laws of the State of New York, then, notwithstanding such partial invalidity, the remainder of this Agreement shall remain in full force and effect, and such invalid term shall be deemed stricken.

10. ENTIRE AGREEMENT. This Agreement, including the Introduction, constitutes the entire agreement between the parties hereto. All prior agreements, understandings and representations are hereby superseded. This Agreement may only be amended in writing signed by the parties hereto.


11. COUNTERPARTS. This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.


12. CAPTIONS AND INTERPRETATIONS. Sections titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof. No provision in this Agreement is to be interpreted for or against any party hereto because that party or its legal representative drafted such provision.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the date first set forth above.

     Cedric Kushner Promotions, Inc.                      Buster Mathis, Jr.



 By:  /s/ Cedric Kushner                              /s/ Buster Mathis, Jr.
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 Cedric Kushner, President                                Buster Mathis, Jr.

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